Exhibit 99

                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                  FORM 11-K


                    ANNUAL REPORT PURSUANT TO SECTION 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



                     For The Year Ended December 31, 2000


       A. Full title of the plan if different from that of the issuer named below:



                      THE MAY DEPARTMENT STORES COMPANY
                             PROFIT SHARING PLAN



     B. Name of issuer of securities held pursuant to the plan and the address of its principal executive office:


                      THE MAY DEPARTMENT STORES COMPANY
                              611 Olive Street
                            St. Louis, MO  63101


                         Commission File Number 1-79

                         THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


FINANCIAL STATEMENTS AND EXHIBIT

Listed below are all financial statements and exhibit filed as part of this annual report on Form 11-K:

                                                             Page of this
               Financial Statements                           Form 11-K

     Report of Independent Public Accountants                      3

     Financial Statements of the Plan:
       Statement of Net Assets Available for
         Benefits - December 31, 2000 and 1999                     4
       Statement of Changes in Net Assets
         Available for Benefits for the Years
         Ended December 31, 2000 and 1999                          5

     Notes to Financial Statements -
       December 31, 2000 and 1999                                  6

     Schedule I - Item 27(a): Schedule of Assets
       Held for Investment Purposes -
       December 31, 2000                                          12

     Schedule II - Item 27(d): Schedule of
       Reportable Transactions for the Year
       Ended December 31, 2000                                    16

                      Exhibit

     Consent of Independent Public Accountants                    17


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed by the undersigned, thereunto duly authorized.

                                  THE MAY DEPARTMENT STORES COMPANY
                                  PROFIT SHARING PLAN

                                  By:  The May Department Stores Company

Date:  April 25, 2001             By:            /s/ John L. Dunham
                                                   John L. Dunham
                                       Executive Vice President and Chief
                                       Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To The May Department Stores Company
Profit Sharing Plan:


We have audited the accompanying statement of net assets available for benefits of The May Department Stores Company Profit Sharing Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements and the schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.





/s/ Arthur Andersen LLP
St. Louis, Missouri,
  March 23, 2001

                         THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


                   STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS


                             DECEMBER 31, 2000 AND 1999
                                    (Thousands)


                      ASSETS                               2000        1999

INVESTMENTS, at fair value:
  The May Department Stores Company-
    ESOP preference stock                               $  656,177  $  678,260
    Common stock                                           501,542     490,820
  Commingled equity index fund                             220,606     221,180
  Short-term investments                                    75,464      66,601
  U.S. government securities                                33,751      27,859
  Fixed income investments                                  14,694      14,486
                                                        ----------  ----------
                                                         1,502,234   1,499,206


OTHER ASSETS:
  Receivable for allocation to member accounts                 254       8,546
  Dividends and interest receivable                          1,126       1,021
  Receivable - withholdings of member contributions          2,215       2,512
                                                        ----------  ----------
          Total assets                                   1,505,829   1,511,285
                                                        ----------  ----------


                   LIABILITIES

LIABILITIES:
  Notes payable                                            248,472     285,826
  Accrued interest payable                                   4,396       4,021
  Net amount payable for investment securities
    transactions and other                                   5,779       2,956
  Accrued administrative expenses                              771         951
                                                        ----------  ----------
          Total liabilities                                259,418     293,754
                                                        ----------  ----------
NET ASSETS AVAILABLE FOR BENEFITS                       $1,246,411  $1,217,531
                                                        ==========  ==========



          The accompanying notes are an integral part of these statements.

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


             STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                  FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                     (Thousands)



                                                         2000        1999
 CONTRIBUTIONS:
  Member                                              $   94,631  $   89,268
  Employer ESOP contribution                              38,000      40,992
  Transfer from ZCMI 401(k) Plan                           3,224           -
                                                      ----------  ----------
                                                         135,855     130,260
                                                      ----------  ----------
APPRECIATION/(DEPRECIATION) IN FAIR VALUE OF
  INVESTMENTS:
    The May Department Stores Company-
      ESOP preference stock                                4,531    (169,644)
      Common stock                                         7,302    (121,016)
    Commingled equity index fund                         (21,627)     36,061
    U.S. government securities                             1,352      (1,723)
    Fixed income investments                                 472        (951)
                                                      ----------  ----------
                                                          (7,970)   (257,273)
                                                      ----------  ----------
INVESTMENT INCOME:
  Dividends                                               37,263      38,991
  Interest                                                 7,343       6,298
                                                      ----------  ----------
                                                          44,606      45,289
                                                      ----------  ----------
DEDUCTIONS:
  Benefits paid to participants                         (117,100)   (143,395)
  Interest expense                                       (22,055)    (24,990)
  Administrative expenses                                 (4,456)     (4,711)
                                                      ----------  ----------
                                                        (143,611)   (173,096)
                                                      ----------  ----------
INCREASE/(DECREASE) IN NET ASSETS AVAILABLE FOR
  BENEFITS                                                28,880    (254,820)

NET ASSETS AVAILABLE FOR BENEFITS, beginning of year   1,217,531   1,472,351
                                                      ----------  ----------
NET ASSETS AVAILABLE FOR BENEFITS, end of year        $1,246,411  $1,217,531
                                                      ==========  ==========



       The accompanying notes are an integral part of these statements.

                        THE MAY DEPARTMENT STORES COMPANY

                                PROFIT SHARING PLAN


                           NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 2000 AND 1999


1. DESCRIPTION OF THE PLAN:

The following description of The May Department Stores Company Profit Sharing Plan (the "Plan") is provided for financial statement purposes only. Members should refer to the Plan document and the Summary Plan Description dated July 1999 for more complete information.

General

The Plan is a defined contribution profit sharing plan. The Plan covers eligible associates of The May Department Stores Company, a Delaware corporation ("May"), and its subsidiaries and affiliates who are members of the Plan. Participation is voluntary.

ESOP Feature

In 1989, the Plan was amended and restated to add an Employee Stock Ownership Plan ("ESOP") feature and acquired 788,955 shares of convertible preferred stock of May (the "ESOP Preference Shares"). Each ESOP Preference Share costs $507, has a guaranteed minimum value of $507, receives a fixed annual dividend of $38.03 and is convertible into 33.78747 shares of May common stock. The acquisition of the ESOP Preference Shares was financed with the proceeds of a private placement to a group of institutional investors of an aggregate $400 million principal amount (the "ESOP Loans") (see Note 5).

The ESOP Loans are repaid by the Plan from the following sources in the following order: (a) dividends from May on ESOP Preference Shares previously allocated to members; (b) dividends from May on unallocated ESOP Preference Shares; and (c) contributions by May. During the term of the ESOP Loans, the ESOP Preference Shares which have not been allocated to members' company accounts serve as collateral for the ESOP Loans. The ESOP Loans are guaranteed by May.

ESOP Preference Shares are initially held by the Plan in an Unallocated account. As ESOP Loans are repaid, ESOP Preference Shares are released to a suspense account pending allocation to the members' ESOP Preference Fund accounts in satisfaction of the required dividend and employer allocation.

Contributions

Plan members may contribute 1% to 15% of their annual pay as defined. Contributions may be made prior to federal and certain other income taxes pursuant to Section 401(k) of the Internal Revenue Code.

The employer allocation is variable and discretionary. Generally, the employer allocation for each Plan year is determined by multiplying a base matching rate times members' basic contributions (generally, contributions up to 5% of pay each paycheck), reduced by forfeitures, one-third of annual dividends with respect to the ESOP Preference Shares, as defined, administrative expenses and excess ESOP allocations from prior Plan years (to the extent such amounts have not been previously used to reduce employer allocations for earlier Plan years).

The base matching rate is determined as follows: In the event May has earnings per share ("EPS") of its common stock for its most recent fiscal year ("current year") resulting in a 6.0% increase over the EPS for the fiscal year immediately preceding the current year, the base matching rate will be 50%. For each percentage point increase over 6.0% or decrease below 6.0%, there is a 1.25 percentage point increase in or decrease from the 50% base matching rate.

ESOP Preference Shares allocated to associates' accounts through application of the base matching rate formula are allocated at their original cost to the Plan of $15.01 per common share equivalent. Because the ESOP Preference Shares are convertible into May common stock, the ESOP Preference Shares are worth more than original cost when the market value of May common stock is higher than $15.01 per share. This market value of the employer allocation (including any supplemental contributions), divided by associates' matchable contributions, is the effective matching rate.

If the effective matching rate for a Plan year exceeds 100%, only ESOP Preference Shares are used for the employer allocation and no May common shares are contributed as a supplemental contribution. The effective matching rate is also limited to 2.5 times the base matching rate. The base matching rate formula may be adjusted at any time for unusual events including discontinued operations, accounting changes, or items of extraordinary gain or loss.

If the guaranteed minimum value of the ESOP Preference Shares allocated to members' company accounts as a result of the ESOP Loan payments (principal and interest) for a year is less than the employer allocation, then May makes supplemental contributions to the Plan for the difference. Supplemental contributions can be made in either shares of May common stock or cash.

If the guaranteed minimum value of the ESOP Preference Shares released for allocation to members' company accounts as a result of the ESOP Loan payments is greater than the required employer allocation, any "excess" would be applied (in accordance with applicable law) to satisfy required employer allocations in future Plan years.

Investments

Members' contributions may be invested in any of four participant-directed investment funds:

   May Common Stock Fund - Invests in May common stock.

   Common Stock Index Fund - Invests in the Northern Trust Equity Index Fund, which invests in the common stock of corporations that make up the Standard & Poor's 500 Composite Stock Price Index. Investment mix is determined based on the relative market size of the 500 corporations, with larger corporations making up a higher proportion of the fund than smaller corporations.

   Money Market Fund - Invests in short-term (less than one year) obligations of high-quality issuers including banks, corporations, municipalities, the U.S. Treasury and other federal agencies.

   Fixed Income Index Fund - Invests in corporate, U.S. Government, federal agency and certain foreign government securities that make up the Lehman Intermediate Government/Credit Bond Index. The Lehman Intermediate Government/Credit Bond Index represents the composite performance of intermediate-term, fixed income securities. The securities that comprise this index have maturities ranging from one to 10 years, with an average of four years.

Employer allocations and supplemental contributions are invested in the ESOP Preference Fund and the May Common Stock Fund, respectively. The employer allocation to the Plan for the year ended December 31, 2000, will be made in May 2001 and will be in the form of 43,278 ESOP Preference Shares and a supplemental contribution from May of 6,694 shares of May common stock.

Vesting

The method of calculating vesting service is the elapsed time method. Elapsed time is measured by calculating the time which has elapsed between the member's hire date and retirement date/termination date (excluding certain break-in-service periods). Plan members are vested in company accounts in accordance with the following schedule:

          Years of Vesting                  Vesting
               Service                     Percentage

          Less than 3 years                     0%
          3 years                              20%
          4 years                              40%
          5 years                              60%
          6 years                              80%
          7 years or more                     100%

Plan members are always fully vested in the value of their member accounts.

Payment of Benefits

Amounts in a member's account and the vested portion of a member's company account may be distributed upon retirement, death, disability or termination of employment. Distributions from the May Common Stock Fund and ESOP Preference Fund are made in shares of May common stock or cash. All other distributions are generally made in cash.

Administration of Plan

The Plan is administered by a committee consisting of at least five persons appointed by May. An administrative subcommittee has the general responsibility for administration of the Plan and an investment subcommittee establishes and monitors investment policies and activities. The assets of the Plan are held in a trust for which The Bank of New York is the Trustee.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Investments

The Plan's investments are stated at fair value, as determined by the Trustee, based on publicly reported price information. Each ESOP Preference Share is valued at the greater of (a) the guaranteed minimum value (original cost) of $507 per share or (b) a conversion value equal to the market price of May common stock multiplied by the conversion rate for each ESOP Preference Share. As of December 31, 2000 and 1999, the ESOP Preference Shares were valued at their conversion values of $1,107 and $1,090, respectively.

Federal Income Taxes

The Trust established under the Plan to hold the Plan's assets is qualified pursuant to Sections 401(a), 401(k) and 4975(e)(7) of the Internal Revenue Code and accordingly, the Trust's net investment income is exempt from income taxes. The Plan has received a favorable tax determination letter dated December 13, 1994. The Plan has been amended since receiving the determination letter. The Plan administrators believe that the amendments do not affect the tax-exempt status of the Plan.

Employer allocations and contributions, member before-tax contributions and any cumulative investment returns on member accounts are not taxable to the members until distributions are made.

Administrative Expenses

All administrative expenses (including the allocable portion of expenses for data processing services, and salaries and benefits of associates providing services to the Plan) are paid by the Plan.

Monthly Valuation of the Trust

The unit value of each investment fund is determined by dividing the month-end market value of the particular investment fund by the total number of units outstanding at month-end in all member accounts in such investment fund. As of each succeeding monthly valuation date, the unit value of each fund is redetermined and account balances in each fund are adjusted as follows:

      (a)  All payments made from an account (except for the ESOP Preference
           Fund) are valued based on the unit value at the month-end valuation date. Payments from the ESOP Preference Fund are valued based on the greater of the guaranteed minimum value (plus accrued dividends) or conversion value, as of the distribution date.

      (b) With respect to any dollar amount contributed during the month (except for the ESOP Preference Fund), an equivalent number of additional units are credited to the appropriate accounts in such investment fund based on the unit value at the month-end valuation date. Allocations of ESOP Preference Shares are valued at the greater of the guaranteed minimum value (plus accrued dividends) or conversion value, as of the distribution date.

      (c) In the event that a member's employment is terminated and a portion of such member's company account has been forfeited, the forfeited units or ESOP Preference Shares shall be canceled as of the last day of the Plan year. The dollar amount of such forfeited units or ESOP Preference Shares is reallocated among the remaining members of the Plan as of the last day of the Plan year in the same manner as the employer allocation for such year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and the reported amounts of additions to and deductions from net assets available for benefits during the year. Actual results could differ from those estimates.

Newly Adopted Accounting Pronouncement

The Accounting Standards Executive Committee issued Statement of Position
(SOP) 99-3 Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters. This SOP eliminated the separate disclosure requirement for participant-directed investment funds, including total number of units and net asset value per unit information, and added the separate disclosure of nonparticipant-directed investments that represent 5% or more of net assets available for benefits. The SOP was adopted for the 2000 financial statements. The 1999 financial statements have been reclassified accordingly.

Transfers from ZCMI 401(k) Plan

Effective January 1, 2001, the Zions Cooperative Mercantile Institution (ZCMI) 401(k) Plan (ZCMI Plan) was merged with the May Plan. During the 2000 plan year, affected associates with accounts in the ZCMI Plan were permitted to transfer their accounts to the May Plan.

3. INVESTMENTS:

The fair market value of the Plan's investments that represent 5% or more of the Plan's Net Assets Available for Benefits as of December 31, 2000 and 1999, are as follows (dollars in thousands):

                             December 31, 2000        December 31, 1999
                           ----------------------   ----------------------
                           Number of                Number of
                           Shares or                Shares or
                           Principal      Fair      Principal      Fair
                             Amount      Value        Amount      Value
     ESOP Preference Stock
       (nonparticipant-
       directed):
         Unallocated          291,717  $  322,797      352,448  $  384,040
         Member allocated     301,281     333,380      270,014     294,220
                           ----------  ----------   ----------  ----------
                              592,998  $  656,177      622,462  $  678,260
     May Common Stock:
       Nonparticipant-
         directed           3,434,992  $  112,496    3,829,147  $  123,490
       Participant-
           directed        11,879,261     389,046   11,390,092     367,330
                          -----------  ----------  -----------  ----------
                           15,314,253  $  501,542   15,219,239  $  490,820

     Northern Trust
       Equity Index Fund    6,612,886  $  220,606    6,020,138  $  221,180

     The Bank of New
       York Short-Term
       Investment Fund -
       Master Notes       $    75,464  $   75,464   $   66,601  $   66,601

At December 31, 2000, the Plan beneficially owned 15.3 million shares of May's common stock and 100% of May's ESOP preference shares, representing 11.1% of May's common stock.

4. NONPARTICIPANT-DIRECTED INVESTMENTS:

Nonparticipant-directed investments are reduced by the ESOP notes payable, accrued interest and accrued administrative expenses. Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows (dollars in thousands):

                                                      December 31
                                                   ------------------
                                                     2000      1999
     Net Assets:
       ESOP Preference Stock                       $404,358  $388,127
       May Common Stock                             111,320   131,905
                                                   --------  --------
                                                   $515,678  $520,032
                                                   ========  ========

                                    Year Ended          Year Ended
                                 December 31, 2000  December 31, 1999
     Changes in net assets:
       Contributions                 $ 38,000           $  40,992
       Net depreciation in fair
         value of investments          (8,360)           (198,864)
       Dividends                       26,341              27,610
       Interest income                     33                  32
       Benefits paid to
         participants                 (29,733)            (41,227)
       Interest expense               (22,055)            (24,990)
       Administrative expenses           (367)               (620)
       Transfers to participant-
         directed investments          (8,213)             (7,623)
                                     --------           ---------
                                     $ (4,354)          $(204,690)
                                     ========           =========

At December 31, 2000, the nonparticipant-directed May Common Stock and ESOP Member Allocated Funds include approximately $43.1 million and $91.1 million, respectively, attributable to participants over the age of 55. These amounts can be transferred to other funds at the discretion of the participants.

5. NOTES PAYABLE:

Notes payable as of December 31 consisted of the following (dollars in thousands):

                                                     2000      1999
     ESOP Notes Payable:
       Series A, 8.32%, due April 30, 2001         $ 44,508  $ 81,862
       Series B, 8.49%, due April 30, 2004          203,964   203,964
                                                   --------  --------
                                                   $248,472  $285,826
                                                   ========  ========

The scheduled principal payments for the Series A and B ESOP Notes for the remaining years are as follows: 2001 - $44,508, 2002 - $52,317; 2003 -
$60,787; and 2004 - $90,860.  As of December 31, 2000 and 1999, the total fair value of the ESOP Notes was approximately $297,888 and $357,816, respectively.

6. RECONCILIATION TO FORM 5500:

As of December 31, 2000 and 1999, the Plan had approximately $10,117,000 and $8,630,000, respectively, of pending distributions to participants. These amounts are included in Net Assets Available for Benefits. For reporting on the Plan's Form 5500, these amounts will be classified as Benefit Claims Payable with a corresponding reduction in Net Assets Available for Benefits. The following table reconciles the financial statements to the Form 5500 which will be filed by the Plan for the Plan year ended December 31, 2000 (dollars in thousands):

                                                                  Net Assets
                                            Benefits              Available
                                           Payable to   Benefits     for
                                          Participants    Paid     Benefits

     Per financial statements               $     -     $117,100  $1,246,411
     Pending benefit distributions -
       December 31, 2000                     10,117       10,117     (10,117)
     Pending benefit distributions -
       December 31, 1999                          -       (8,630)          -
                                            -------     --------  ----------
               Per Form 5500                $10,117     $118,587  $1,236,294
                                            =======     ========  ==========

7. DISTRIBUTION OF ASSETS UPON TERMINATION OF THE PLAN:

May reserves the right to terminate the Plan, in whole or in part, at any time. If an employer shall cease to be a participating employer in the Plan, the accounts of the members of the withdrawing employer shall be revalued as if such withdrawal date were a valuation date. The Plan Committee is then to direct the Trustee either to distribute the accounts of the members of the withdrawing employer as of the date of such withdrawal on the same basis as if the Plan had been terminated, or to deposit in a trust established by the withdrawing employer, pursuant to a plan substantially similar to the Plan, assets equal in value to the assets allocable to the accounts of the members of the withdrawing employer.

If the Plan is terminated at any time or contributions are completely discontinued and May determines that the Trust shall be terminated, the members' company accounts shall become fully vested and nonforfeitable, all accounts shall be revalued as if the termination date were a valuation date and such accounts shall be distributed to members.

If the Plan is terminated or contributions completely discontinued but May determines that the Trust shall be continued pursuant to the terms of the Trust agreement, no further contributions shall be made by members or the employer and the members' company accounts shall become fully vested, but the Trust shall be administered as though the Plan were otherwise in effect.

                                                                 SCHEDULE I





                       THE MAY DEPARTMENT STORES COMPANY

                              PROFIT SHARING PLAN

                            EMPLOYER #:  43-1104396

                                 PLAN #:  003

     SCHEDULE H, ITEM 4i:  SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                               DECEMBER 31, 2000

                                                 (c)
                                              Number of
                                              Shares or                (e)
                      (b)                     Principal     (d)        Fair
(a)            Identity of Issue               Amount       Cost      Value
                                                              (Thousands)

    ESOP PREFERENCE FUND

 *  The May Department Stores Company ESOP
      Preference Stock:
        Unallocated                              291,717  $147,901  $  322,797
        Allocated                                301,281   152,750     333,380
 *  The Bank of New York Short-Term
      Investment Fund - Master Notes         $   479,713       480         480
                                                          --------  ----------
              ESOP Preference Fund Total                  $301,131  $  656,657
                                                          ========  ==========
    MAY COMMON STOCK FUND

 *  The May Department Stores Company
      Common Stock                            15,314,253  $297,157  $  501,542
 *  The Bank of New York Short-Term
      Investment Fund- Master Notes          $   837,088       837         837
                                                          --------  ----------
              May Common Stock Fund Total                 $297,994  $  502,379
                                                          ========  ==========

    COMMON STOCK INDEX FUND

    Northern Trust Equity Index Fund           6,612,886  $216,969  $  220,606
 *  The Bank of New York Short-Term
      Investment Fund- Master notes          $   199,786       200         200
                                                          --------  ----------
              Common Stock Index Fund Total               $217,169  $  220,806
                                                          ========  ==========

    MONEY MARKET FUND

 *  The Bank of New York Short-Term
      Investment Fund- Master Notes          $66,371,202  $ 66,371  $   66,371
                                                          ========  ==========

    FIXED INCOME INDEX FUND

 *  The Bank of New York Short-Term
      Investment Fund- Master Notes          $ 1,796,559  $  1,797  $    1,797
                                                          --------  ----------




 *  Also a party-in-interest.

                                                                 SCHEDULE I
                                                                 (Continued)



                                                 (c)                   (e)
                      (b)                     Principal      (d)       Fair
(a)            Identity of Issue               Amount       Cost      Value

                                                              (Thousands)

    FIXED INCOME INDEX FUND (Continued)

    U.S. Government Securities
    U.S. Treasury Notes:
      6.5%, due 10/15/06                     $1,600,000   $  1,629  $    1,707
      6.3750%, due 8/15/02                   $3,800,000      3,918       3,865
      5.75%,  due 8/15/03                    $3,300,000      3,305       3,350
      6.8750%, due 5/15/06                   $2,000,000      2,133       2,164
      5.6250%, due 5/15/08                   $2,100,000      2,018       2,157
      5.25%, due 1/31/01                     $1,200,000      1,188       1,199
      7.0%, due 7/15/06                      $  400,000        414         436
      6.0%, due 8/15/09                      $1,440,000      1,492       1,520
      6.625%, due 5/15/07                    $1,300,000      1,339       1,402
      13.75%, due 8/15/04                    $  525,000        810         672
      6.125%, due 12/31/04                   $2,550,000      2,587       2,565
      5.25%, due 5/15/04                     $2,600,000      2,537       2,608
                                                          --------  ----------
              Total U.S. treasury notes                     23,370      23,645
                                                           --------  ---------

    U.S. Government Agency Securities:
      Federal Home Loan Mortgage Corp.:
        6.22%, due 3/24/03                   $  200,000        181         203
        4.75%, due 12/14/01                  $1,000,000        997         991
        6.25%, due 7/15/04                   $  500,000        501         509
      Federal National Mortgage Assoc.
        Securities-
          5.1250%, due 2/13/04               $  660,000        648         652
          5.75%, due 6/15/05                 $  800,000        824         800
          4.625%, due 10/15/01               $  500,000        499         495
          7.0%, due 7/15/05                  $  810,000        842         850
          6.625%, due 9/15/09                $  400,000        388         416
          Debentures-
            5.75%, due 7/15/03               $  400,000        406         401
            6.25%, due 8/13/04               $  500,000        496         509
            6.3750%, due 6/15/09             $3,400,000      3,309       3,482
          Medium Term Notes-
            6.69%, due 8/7/01                $  400,000        402         401
      Interamerican Development Bank:
         5.75%, due 2/26/08                  $  400,000        398         397
                                                          --------  ----------
              Total U.S. government agency
                securities                                   9,891      10,106
                                                          --------  ----------
              Total U.S. government
                securities                                  33,261      33,751
                                                          --------  ----------

   Fixed Income Investments
    Bank Corporate Bonds:
      Bank America Corp., 7.75%, due
        7/15/02                              $   300,000       306         306
      Republic NY Corp., 7.25%, due 7/15/02  $   100,000        98         102
      National Westminster, 7.375%, due
        10/01/09                             $   400,000       398         413
      Bayerische Landesbank, 5.875%, due
        12/01/08                             $   450,000       450         428
      National Australia, 8.60%, due
        5/19/10                              $   450,000       448         499
                                                          --------  ----------
              Total bank corporate bonds                     1,700       1,748
                                                          --------  ----------

                                                                 SCHEDULE I
                                                                 (Continued)


                                                 (c)                   (e)
                      (b)                     Principal      (d)       Fair
(a)            Identity of Issue               Amount       Cost      Value
                                                              (Thousands)

    FIXED INCOME INDEX FUND (Continued)

    Finance and Insurance Corporate Bonds:
      ABN-AMRO Bank, 6.625%, due 10/31/01    $   300,000  $    300  $      301
      American Express Co., 8.5%, due
        8/15/01                              $   200,000       201         203
      Cit Group Inc., 7.375%, due 3/15/03    $   400,000       400         405
      Corestates Cap. Corp., 5.75%, due
        1/15/01                              $   400,000       388         400
      General Electric Cap. Corp., 8.85%,
        due 4/1/05                           $   300,000       364         331
      Marsh & McLennan Cos., Inc., 6.625%
        due 6/15/04                          $   400,000       398         404
      Mellon Finl Co., 6.0%, due 3/1/04      $   400,000       389         395
      Morgan Stanley Dean Witter, 7.75%,
        due 6/15/05                          $   400,000       405         420
      National City Bank Louisville, 6.3%,
        due 2/15/11                          $   200,000       180         187
      Simon Debartolo Group, 6.875%, due
        11/15/06                             $   500,000       498         485
      Toyota Motor Corp., 5.5%, due
        12/15/08                             $   450,000       449         423
      Travelers Property Casualty Corp.,
        6.75%, due 4/15/01                   $   300,000       301         300
                                                          --------  ----------
              Total finance and insurance
                corporate bonds                              4,273       4,254
                                                          --------  ----------
    Industrial Corporate Bonds:
      Atlantic Richfield Co., 5.9%, due
        4/15/09                              $   450,000       449         435
      Clear Channel Comm., 7.65%, due
        9/15/10                              $   200,000       199         204
      Delphi Auto Systems, 6.125%, due
        5/1/04                               $   400,000       401         385
      Electronic Data Systems Corp.,
        7.125%, due 10/15/09                 $   400,000       400         416
      General Motors Corp., 7.1%, due
        3/15/06                              $   300,000       303         303
      Guidant Corp., 6.15%, due 2/15/06      $   100,000       100          96
      Honeywell Int'l Inc., 6.875%, due
        10/3/05                              $   200,000       199         207
      International Business Machine,
        5.375%, due 2/1/09                   $   400,000       399         371
      Eli Lilly & Co., 8.125%, due 12/1/01   $   200,000       199         203
       Lockheed Martin Corp., 6.85%, due
        5/15/01                              $   400,000       400         400
      Raytheon Co., 6.5%, due 7/15/01        $   400,000       372         399
      Tyco International Group, 6.375%,
        due 6/15/05                          $   400,000       398         398
      Wal-Mart Stores, 6.55%, due 8/10/04    $   400,000       399         409
                                                          --------  ----------
              Total industrial corporate
                bonds                                        4,218       4,226
                                                          --------  ----------
    Oil Corporate Bonds:
      Tenneco, Inc., 7.875%, due 10/1/02      $  250,000       248         256
      El Paso Nat. Gas Co., 6.75%, due
        11/15/03                              $  300,000       305         302
                                                          --------  ----------
              Total oil corporate bonds                        553         558
                                                          --------  ----------

                                                                 SCHEDULE I
                                                                 (Continued)


                                                 (c)                   (e)
                      (b)                     Principal      (d)       Fair
(a)            Identity of Issue               Amount       Cost      Value
                                                              (Thousands)

    FIXED INCOME INDEX FUND (Continued)

    Utilities Corporate Bonds:
      Enron Corp., 9.5%, due 6/15/01         $   100,000  $    110  $      101
      Enron Corp., 6.50% due 8/1/02          $   300,000       298         301
                                                          --------  ----------
              Total utilities corporate
                bonds                                          408         402
                                                          --------  ----------
    Telephone Corporate Bonds:
      Deutsche Telekom Int., 7.75%, due
        6/15/05                              $   135,000       135         138
      Sprint Capital Corp., 6.125%, due
        11/15/08                             $   400,000       356         357
                                                          --------  ----------
              Total telephone corporate
                bonds                                          491         495
                                                          --------  ----------
    Asset Backed Securities:
      California Infrastructure, 6.32%, due
        9/25/05                              $   400,000       403         404
                                                          --------  ----------
                                                               403         404
                                                          --------  ----------
    Foreign Obligations:
      British Columbia Prov. Canada,
        5.375%, due 10/29/08                 $   450,000       448         430
      Hydro-Quebec Debenture, Series IF,
        7.375%, due 2/1/03                   $   150,000       161         154
      Province of Ontario, Canada
        Debenture, 7.375%, due 1/27/03       $   400,000       415         411
      Province of Ontario, Canada
        Debenture, 8%, due 10/17/01          $   150,000       150         152
        British Telecom, 8.125%, due
        12/15/10                             $   250,000       249         253
      Finland Rep NT, 7.875%, due 7/28/04    $   225,000       229         240
      Republic of Italy, 7.25%, due 2/7/05   $   400,000       409         419
                                                          --------  ----------
              Total foreign obligations                      2,061       2,059
                                                          --------  ----------
    Miscellaneous:
      Qwest Cap. Fdg. Inc., 7.75%, due
        8/15/06                              $   140,000       140         142
      Burlington Northern Santa Fe,
        7.125%, due 12/15/10                 $   400,000       399         406
                                                          --------  ----------
                                                               539         548
                                                          --------  ----------
              Total fixed income investments                47,907      48,445
                                                          --------  ----------
              Fixed Income Index Fund Total               $ 49,704  $   50,242
                                                          ========  ==========
    DISTRIBUTION ACCOUNT

 *  The Bank of New York Short-Term
      Investment Fund- Master Notes           $5,778,832  $  5,779  $    5,779
                                                          ========  ==========
    TOTAL ASSETS HELD FOR INVESTMENT
      PURPOSES AT DECEMBER 31, 2000                       $938,148  $1,502,234
                                                          ========  ==========


*  Also a party-in-interest.

                                                                 SCHEDULE II









                        THE MAY DEPARTMENT STORES COMPANY

                               PROFIT SHARING PLAN

                            EMPLOYER #:  43-1104396

                                  PLAN #:  003


            SCHEDULE H, ITEM 4j:  SCHEDULE OF REPORTABLE TRANSACTIONS

                       FOR THE YEAR ENDED DECEMBER 31, 2000
                    (Thousands, except number of transactions)



                          Purchases                     Sales
                       ----------------  ------------------------------------
                       No. of            No. of             Sales     Gain or
                       Trans.    Cost    Trans.    Cost     Price     (Loss)
The Bank of New York
  Short-Term
  Investment
  Fund-Master Notes (1)  471   $149,977    249   $143,167  $143,167  $      -
The May Department
  Stores Company
  Common Stock (1) (2)    47   $ 41,242     40   $ 19,529  $  7,540  $(11,989)











(1) Also a party-in-interest.
(2) Includes conversion of ESOP Preference Shares.

                                                             EXHIBIT






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report on The May Department Stores Company Profit Sharing Plan financial statements included in this Form 11-K, into the Company's previously filed Registration Statement on Form S-8 Files No. 333-00957 and 333-76227.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP



St. Louis, Missouri,
  April 25, 2001